Exhibit 99.1

500 Expressway Drive South, Brentwood, NY 11717

Phone: 631.231.4600

www.medical-action.com

CONTACT:	Charles L. Kelly – Chief Financial Officer
MEDICAL ACTION INDUSTRIES INC.
(631) 231-4600

FOR IMMEDIATE RELEASE

MEDICAL ACTION INDUSTRIES INC.

COMPLETES ACQUISITION OF AVID MEDICAL, INC.

ANNOUNCES ANALYST CALL FOR FRIDAY, 8/27 AT 11 AM ET

BRENTWOOD, N.Y., August 27, 2010 – Medical Action Industries Inc. (NASDAQ: MDCI) announced the acquisition of AVID Medical, Inc., a leading provider of custom procedure trays serving the healthcare industry. AVID’s product line of custom procedure trays is complementary to Medical Action’s leading position in single use medical products. Medical Action expects that the acquisition will increase its ability to serve healthcare providers in acute care facilities and surgery centers. The combined competencies, clinical expertise and extensive healthcare industry knowledge of both organizations should enhance the company’s ability to provide comprehensive and innovative solutions that enable healthcare providers to improve patient care while optimizing clinical and economic outcomes.

“This strategic acquisition strengthens Medical Action’s core capabilities in developing, manufacturing and delivering quality medical products to hospitals and healthcare institutions,” said Paul D. Meringolo, CEO and Chairman of the Board of

Medical Action Industries Inc. “The addition of custom procedure trays increases the breadth and depth of our product offerings and progresses us toward our initial goal of attaining $500 million in revenues. AVID reported sales of custom procedure trays of approximately $136 million during its most recent fiscal year ended March 31, 2010 within a market segment that we estimate to be in excess of $2 billion. This transaction enhances our leadership position and relevancy within our markets and is another step forward in positioning ourselves for future growth. We also continue to invigorate our sales and marketing capabilities and are excited to execute on our strategy to increase our product offerings. We expect that the market will continue to receive excellent customer service augmented by AVID’s ability to deliver true custom solutions designed to meet the needs of healthcare providers, while enhancing clinicians’ abilities to access Medical Action’s extensive product portfolio.”

Medical Action has paid $62.5 million in cash, excluding transaction costs, for AVID. Medical Action expects the transaction to be accretive to earnings during the fiscal year ending March 31, 2011, excluding the impact of non-recurring acquisition related and integration costs. Medical Action also expects to achieve significant cost savings and efficiencies driven by the combination of the two companies’ national sales forces which will create broader sales channels, increased service coverage, and dedicated focus to clinical and patient care products.

In connection with the closing of the acquisition, Michael Sahady founder and CEO of AVID, will join Medical Action’s Board of Directors. AVID’s President and Chief Operating Officer Richard Setian, will assume the role of Vice President of Sales and Marketing leading the newly formed sales organization. Meringolo added, “As a result of this transaction, Medical Action’s sales will increase by approximately 45 percent and we believe that the company will achieve a greater national presence. The custom procedure trays market segment also presents opportunities for us to increase sales of our existing product lines to current and new customers, while expanding our portfolio with additional medical devices. This will enable us to drive sales through a focused approach on promoting both our clinical and patient care products.”

Medical Action invites its stockholders and other interested parties to attend its conference call at 11:00 a.m. (ET) on August 27, 2010. You may participate in the conference call by calling (888) 868-9080 (domestic) or (973) 935-8511 (international); conference ID #94858089. The conference call will be simultaneously web cast on our website: www.medical-action.com. The complete call and discussion will be available for replay on our website beginning at 1:00 p.m. (ET) on August 27, 2010.

Medical Action is a diversified manufacturer and distributor of disposable medical devices and a leader in many of the markets where it competes. Its products are marketed primarily to acute care facilities in domestic and certain international markets. The Company has expanded its target market to include physician, dental and veterinary offices, out-patient surgery centers, long-term care facilities and laboratories. Medical Action’s products are marketed nationally by its direct sales personnel and extensive network of healthcare distributors. The Company has preferred vendor agreements with national and regional distributors, as well as sole and multi-source agreements with group purchasing organizations. Medical Action’s common stock trades on the NASDAQ Global Select Market under the symbol MDCI and is included in the Russell 2000 Index.

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Statements in this news release include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, future plans or other statements other than statements of historical fact, are forward-looking statements. We can give no assurance that such expectations will prove to have been correct. Actual results could differ materially as a result of a variety of risks and uncertainties, including: our ability to achieve the synergies and value creation contemplated by the transaction; our ability to promptly and effectively integrate the merged businesses; and the diversion of management time on integration-related issues. Other factors that could materially affect Medical Action’s operations and actual results are discussed in Medical Action’s filings with the Securities and Exchange Commission (the “SEC”), including, without limitation, Medical Action’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, available at the SEC’s website at www.sec.gov. Actual results may differ materially from those expected, estimated or projected. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any of them in light of new information, future events or otherwise.